EXECUTION COPY

August 14, 2003

Basis Risk (Group I Commercial Paper Rate Loans) Cap Documentation
KEYCORP STUDENT LOAN TRUST 2003-A
c/o Bank One, National Association
One Bank One Plaza
Suite IL-0126
Chicago, Ill, 60670
Fax:

(312) 407-1708
cc:

(212) 373-1382
Attention: Corporate Trust Services

From:

KEY BANK USA, NATIONAL ASSOCIATION

The purpose of this communication is to set forth the terms and conditions of the (Group I Commercial Paper Rate Loans) Basis Risk Cap Transaction (the “Transaction”) between KEY BANK USA, NATIONAL ASSOCIATION (“Party A”) and KEYCORP STUDENT LOAN TRUST 2003-A (“Party B”) on the Trade Date specified below.  This communication will constitute a “Confirmation” as referred to in the ISDA Master Agreement (Multicurrency - Cross Border) (Group I Commercial Paper Rate Loans Basis Risk Cap Transaction) dated as of August 14, 2003, entered into by the parties hereto (the “ISDA Master Agreement”).

The definitions and provisions contained in the 2000 ISDA Definitions as published by the International Swaps and Derivatives Association, Inc. (the “Definitions”), are incorporated herein.

This Confirmation supplements, forms part of and is subject to the ISDA Master Agreement.  All provisions contained in the ISDA Master Agreement will govern this Confirmation, except as expressly modified below.  In the event of any inconsistency among or between the ISDA Master Agreement, the Definitions and this Confirmation, this Confirmation will govern.

Capitalized terms not otherwise defined herein shall have the meanings ascribed to them (either directly or by incorporation) in the ISDA Master Agreement and Appendix A of the Sale and Servicing Agreement (as of the Trade Date).  The term “Business Day” shall have the meaning ascribed thereto in Appendix A of the Sale and Servicing Agreement.

1.

The terms of the particular Transaction to which this Confirmation relates are as follows:

Trade Date:

August 14, 2003

Effective Date:

September 1, 2003

Termination Date:

The earliest of (i) the date on which the outstanding principal amount of the Group I Notes is reduced to zero, (ii) October 25, 2013 subject to adjustment in accordance with the Following Business Day Convention and (iii) the occurrence and continuation of an Event of Default under the Indenture (as defined in Appendix A of the Sale and Servicing Agreement), resulting in a liquidation of the Group I Student Loans.

Calculation Agent:

The Administrator (as defined in Appendix A of the Sale and Servicing Agreement).

Floating Rate Amounts Payable By Party A:

Party A

Floating Rate Payments:

With respect to each Distribution Date, the sum of the Class I-A-1 Basis Risk Cap Payment, the Class I-A-2 Basis Risk Cap Payment and the Class I-B Basis Risk Cap Payment, all as defined and in the amounts provided for in Appendix A of the Sale and Servicing Agreement.

Party A Floating Rate

Payment Dates:

One Business Day prior to each Distribution Date.

Fixed Rate Payment:

Fixed Rate Payer:

Party B

Fixed Rate Payment:

USD $144,025.00

Fixed Rate Payment Date:

August 14, 2003

Floating Rate Amounts Payable by Party B:

Party B Floating Rate

Payments:

With respect to each Distribution Date, the amounts, if any, available for distribution pursuant to Section 5.05(c)(X)(11) of the Sale and Servicing Agreement or Sections 5.04(b)(X) ELEVENTH or Section 5.04(c)(X)(13) of the Indenture, as applicable.

Party B Floating Rate

Payment Dates:

One Business Day prior to each Distribution Date.

2.

Account Details:

Payments to Party A:

KEYBANK NATIONAL ASSOCIATION

ABA 0410001039

AC 1553

ATTENTION: DERIVATIVE OPERATIONS

CREDIT TO KEYBANK USA

Payments to Party B:

KEYBANK NATIONAL ASSOCIATION

ABA 0410001039

AC 3599511286

Group I Basis Risk Cap Account

3.

Other Terms:

Each capitalized term used in this Confirmation and not defined in this Confirmation or Appendix A of the Sale and Servicing Agreement or the Definitions shall have the meaning assigned in the ISDA Master Agreement.

Notwithstanding any contrary provision of the ISDA Master Agreement, the obligation, if any, of Party B to make Party B Floating Amount Payments shall survive any early termination of this Transaction pursuant to Section 6 of the ISDA Master Agreement.

Please promptly confirm that the preceding correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us.

Yours sincerely,

KEY BANK USA, NATIONAL
ASSOCIATION

By:    /s/Craig T. Platt

        Name:

Craig T. Platt

        Title:

Senior Vice President

Confirmed as of the date first written:

KEYCORP STUDENT LOAN TRUST 2003-A

By:

Bank One, National Association

not in its individual capacity but solely

as Eligible Lender Trustee

By:    /s/Eva Aryeetey

       Name:  Eva Aryeetey

       Title:     Authorized Officer